                                                                    Exhibit 10.1

                                                                  EXECUTION COPY




                              DATED August 18, 1999









                                 LEASE AGREEMENT

                                 by and between

                    LORAL ASIA PACIFIC SATELLITE (HK) LIMITED

                                       and

                          APT SATELLITE COMPANY LIMITED

                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I                  CERTAIN DEFINITIONS.................................1

ARTICLE II                 APSTAR IIR ASSETS...................................7
         Section 2.1.      Lease of Satellite..................................7
         Section 2.2.      Assignment..........................................7
         Section 2.3.      License of Intangible Property......................8
         Section 2.4.      Certain Interpretations.............................8

ARTICLE III                LEASE PRICE.........................................8
         Section 3.1.      Lease Price.........................................8
         Section 3.2.      Lease Price Set Off.................................8

ARTICLE IV                 ASSUMPTION OF ASSUMED LIABILITIES...................8
         Section 4.1.      Assumption of Assumed Liabilities...................8
         Section 4.2.      Excluded Liabilities................................9
         Section 4.3.      SS/L Incentive Payments............................10

ARTICLE V                  CLOSING............................................10
         Section 5.1.      Closing............................................10
         Section 5.2.      Closing Deliveries of APT..........................10
         Section 5.3.      Closing Deliveries of Loral........................10

ARTICLE VI                 REPRESENTATIONS AND WARRANTIES OF APT..............11
         Section 6.1.      Due Organization...................................11
         Section 6.2.      Authority..........................................11
         Section 6.3.      Title to Assets; Liens and Encumbrances............11
         Section 6.4.      Orbital Slot; Coordination.........................11
         Section 6.5.      Intellectual Property..............................12
         Section 6.6.      Contracts..........................................12
         Section 6.7.      Customer Contracts.................................13
         Section 6.8.      Regulatory Requirements in PRC and Other
                             Related Jurisdictions............................13
         Section 6.9.      Noncontravention...................................13
         Section 6.10.     Governmental Proceedings; Litigation...............13
         Section 6.11.     Consent............................................14
         Section 6.12.     Compliance With Applicable Laws; Licenses..........14
         Section 6.13.     OFTA Matters.......................................15
         Section 6.14.     Taxes..............................................15
         Section 6.15.     Insurance..........................................16
         Section 6.16.     Condition of Satellite.............................16
         Section 6.17.     U.S. Revenues......................................16
         Section 6.18.     ArmSections Length Transactions....................17

ARTICLE VII                REPRESENTATIONS AND WARRANTIES OF LORAL............17
         Section 7.1.      Organization and Standing..........................17

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         Section 7.2.      Authority Relative to this Agreement...............17
         Section 7.3.      Noncontravention...................................17
         Section 7.4.      Governmental Proceeding; Litigations...............18

ARTICLE VIII      COVENANTS...................................................18
         Section 8.1.      Conduct of Apstar IIR Business of APT. ............18
         Section 8.2.      No Solicitation....................................18
         Section 8.3.      Representations and Warranties.....................19
         Section 8.4.      Access to Information..............................19
         Section 8.5.      Notification of Certain Matters....................19
         Section 8.6.      Public Announcements...............................19

ARTICLE IX                 POST-CLOSING COVENANTS.............................20
         Section 9.1.      Coordination.......................................20
         Section 9.2.      Orbital Slot.......................................20
         Section 9.3.      LMI................................................20
         Section 9.4.      Insurance..........................................21
         Section 9.5.      Regulatory Matters.................................21
         Section 9.6.      Name of Satellite..................................21
         Section 9.7.      Arrangements re Orbital Slot and Satellite.........21
         Section 9.8.      Non-Competition....................................21
         Section 9.9.      Option to Lease Replacement Satellite..............22
         Section 9.10.     Replacement Satellite..............................22
         Section 9.11.     Additional Satellites..............................22
         Section 9.12.     Billing and Customer Management Systems............22
         Section 9.13.     Expenses...........................................22
         Section 9.14.     Novation of Customer Contracts.....................23
         Section 9.15.     Audit Rights.......................................23
         Section 9.16.     TT+C...............................................23
         Section 9.17.     Tax Matters........................................23
         Section 9.18.     Year 2000..........................................24

ARTICLE X                  CONDITIONS TO THE CLOSING..........................25
         Section 10.1.     Conditions to Obligations of Loral.................25
         Section 10.2.     Conditions to Obligations of APT...................27

ARTICLE XI                 REMEDIES FOR BREACH OF THIS AGREEMENT..............27
         Section 11.1.     Survival...........................................27
         Section 11.2.     Indemnification Provision for Benefit of the APT...28
         Section 11.3.     Indemnification Provisions for Benefit of Loral....28
         Section 11.4.     Notification; Rights of Parties to Settle or
                             Defend...........................................28
         Section 11.5.     Remedy.............................................29


ARTICLE XII                TERMINATION........................................29
         Section 12.1.     Termination........................................29
         Section 12.2.     Effect of Termination..............................30
         Section 12.3.     Failure to Pay Lease Price.........................30

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         Section 12.4.     Interest...........................................30

ARTICLE XIII               MISCELLANEOUS......................................31
         Section 13.1.     Entire Agreement...................................31
         Section 13.2.     Benefit of Parties; Assignment.....................31
         Section 13.3      Notices............................................31
         Section 13.4.     Governing Law......................................32
         Section 13.5.     Dispute Resolution.................................32
         Section 13.6.     Set-off............................................32
         Section 13.7.     Severability.......................................33
         Section 13.8.     Pronouns...........................................33
         Section 13.9.     Headings...........................................33
         Section 13.10.    Expenses...........................................33
         Section 13.11.    Counterparts.......................................33

SCHEDULES
Schedule 6.3          Liens
Schedule 6.4(a)       Orbital Slot Commitments
Schedule 6.4(b)(i)    Material Restrictions on the Satellite
Schedule 6.4(b)(ii)   Material Coordination Agreements and Summary Record
                      Documents
Schedule 6.4(b)(iii)  Coordination Countries and Operators and Coordination
                      Status
Schedule 6.6(a)       Contracts
Schedule 6.7          Repatriation Restrictions
Schedule 6.9          Noncontravention
Schedule 6.10         Litigation
Schedule 6.11         Consent
Schedule 6.12(b)      Licenses
Schedule 6.15         Insurance
Schedule 6.16         Condition of the Satellite

EXHIBITS
Exhibit A             Marketing Agreement
Exhibit B             Services Agreement
Exhibit C             APT Satellite Holdings Ltd. Guarantee
Exhibit D             Loral Space & Communications Ltd. Guarantee



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                                 LEASE AGREEMENT


         LEASE AGREEMENT (the "Agreement") dated as of August 18, 1999 by and between Loral Asia Pacific Satellite (HK) Limited, a Hong Kong company ("Loral"), and APT Satellite Company Limited, a Hong Kong company ("APT").


                              W I T N E S S E T H:

         WHEREAS, APT desires to lease to Loral, and Loral desires to lease from APT, the Leased Assets and, in connection therewith, to assign to Loral certain other assets, in each case free and clear of all Liens, all pursuant to the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements hereinafter contained, the parties hereto agree as follows:


                                    ARTICLE I

                               CERTAIN DEFINITIONS

         For purposes of this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

         "Action" means any action, suit or proceeding at law or in equity, arbitration, inquiry, investigation or governmental, administrative, regulatory or other proceeding by or before any Governmental Entity.

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of the immediately preceding sentence, the term "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

         "Agreement" means this Lease Agreement, as the same may be amended, modified or supplemented from time to time in accordance with its terms.

         "Apstar IIR Assets" shall have the meaning set forth in Section 2.4.

         "Apstar IIR Business" means the business of operating the Satellite and leasing transponder capacity on the Satellite, other than the Excluded Transponder.



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         "APT" shall have the meaning set forth in the preamble to this
Agreement.

         "APT Holdings" means APT Satellite Holdings Limited, a Bermuda company.

         "Assumed Liabilities" shall have the meaning set forth in Section 4.1.

         "Business Day" means any day on which commercial banks are not authorized or required to close in New York City and Hong Kong.

         "CGW Transponder(s)" means the transponder(s) on the Satellite which APT or its Affiliates are Contracted to deliver, transfer or lease to China Great Wall or its Affiliates in consideration of certain launch services rendered by China Great Wall.

         "China Great Wall" means China Great Wall Industry Corporation.

         "Claims Notice" shall have the meaning set forth in Section 11.4.

         "Closing" shall have the meaning set forth in Section 5.1.

         "Closing Date" shall have the meaning set forth in Section 5.1.

         "Code" means the United States Internal Revenue Code of 1986, as amended.

         "Commercial Risks" means (i) any loss or termination of any Customer Contracts resulting in any loss of sales or profit arising from the APSTAR IIR Business or (ii) any loss of market or business opportunities in respect of the APSTAR IIR Business.

         "Consents" means consents, waivers, approvals, allowances, novations, authorizations, permits, filings, orders, registrations and notifications.

         "Contracts" means all contracts, agreements, indentures, licenses, leases, commitments, plans, arrangements, sales orders and purchase orders of every kind, whether written or oral. "Contracted" shall have its correlative meaning.

         "Customer Contracts" shall have the meaning set forth in Section 2.2.

         "Damages" means losses, liabilities, obligations, penalties, costs, damages, claims and expenses (including reasonable costs of investigation and attorneys' fees and disbursements).

         "Dollar" or "$" means U.S. dollar.

         "End of Life" means the date on which the life of a satellite is permanently terminated.

         "Excluded Liabilities" shall have the meaning set forth in Section 4.2.



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         "Excluded Transponder" shall mean the C-band transponder on the
Satellite designated as 10A, which has been leased for the life of the Satellite.

         "Existing Customers" means the Persons party to the Existing Customer Contracts.

         "Existing Customer Contracts" means all Customer Contracts entered into by APT or its Affiliates on or prior to the date hereof in connection with the Apstar IIR Business.

         "Existing Satellite" shall have the meaning set forth in Section 9.10.

         "GAAP" means the generally accepted accounting principles of Hong Kong, consistently applied.

         "Governmental Entity" means any federal, state or local government or any court, arbitral tribunal, administrative or regulatory agency or commission or other governmental authority or agency, domestic, foreign or international.

         "Hong Kong" means the Hong Kong Special Administrative Region of the People's Republic of China.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, including the rules and regulations promulgated thereunder.

         "Indemnified Party" shall have the meaning set forth in Section 11.4.

         "Indemnitor" shall have the meaning set forth in Section 11.4.

         "Intellectual Property" means the intangible assets or rights to use intangible properties which are related to, applicable to the Satellite or the Apstar IIR Business and which consist of the following categories: (i) all trademarks, service marks, trade names, logos, business and product names and slogans, worldwide, and registrations and applications for registration thereof;
(ii) all copyrights in copyrightable works, and all other rights of authorship, worldwide, and all applications, registrations and renewals in connection therewith; (iii) all relevant business and technical information (including ideas, research and development, know-how, formulas, technology, compositions, technical data, engineering and other designs, drawings, engineering notebooks, industrial models, software and specifications); (iv) all copies and tangible embodiments of any or all of the foregoing (in whatever form or medium, including electronic media); and (v) all licenses, priorities or rights of use of certain resources.

         "ITU" means the International Telecommunications Union.

         "Knowledge" means actual knowledge after reasonable inquiry and investigation.

         "Laws" means all laws, statutes, constitutions, treaties, rules, regulations, ordinances, codes, judgments, rulings, orders, writs, decrees, stipulations, injunctions, restraining orders and binding determinations of all Governmental Entities.



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         "Lease Price" shall have the meaning set forth in Section 3.1.

         "Leased Assets" shall have the meaning set forth in Section 2.1.

         "Leases" means all leases, subleases and other similar arrangements with respect to real or personal property, including, in each case, all amendments, modifications and supplements thereto and waivers and consents thereunder.

         "Liability" means any and all debts, liabilities, obligations and commitments, whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, due or to become due, whenever or however arising (including whether arising out of any Contract or Lease or tort based on negligence, strict liability or otherwise) and whether or not the same would be required by GAAP or U.S. GAAP to be reflected as a liability in financial statements or disclosed in the notes thereto.

         "Licenses" means all licenses, permits, authorizations, consents, certificates, registrations, variances, exemptions, waivers, franchises and other approvals from any Governmental Entity.

         "Aliens" means, with respect to any property or assets, any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

         "Loral" shall have the meaning set forth in the preamble to this Agreement.

         "Marketing Agreement" means the Marketing Services Agreement substantially in the form attached as Exhibit A.

         "Master Lease Agreement" means the Master Lease Agreement between APT and APT Satellite Enterprise Limited, dated as of January 1, 1998.

         "Material Adverse Change" means any event, change or development which has had or could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, prospects, results of operations, assets or liabilities of the Apstar IIR Business or the Apstar IIR Assets.

         "Material Adverse Effect" means a material adverse effect on, or any effect that results in a material adverse change in, (a) the business, condition (financial or otherwise), operations, prospects, results of operations, assets or liabilities Related to the Apstar IIR Business or of the Apstar IIR Assets or
(b) the ability of APT to perform its obligations under the Transaction
Documents.

         "MII" means the Ministry of Information Industries of the PRC.

         "OFTA" means the Office of Telecommunication Authority of Hong Kong.



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         "OFTA Licenses" means the OFTA Outer Space Ordinance License and the
OFTA Telecommunication License.

         "OFTA Outer Space Ordinance License" means the license dated October 13, 1997 issued by OFTA under the Outer Space Ordinance of Hong Kong for the launching and operation of the Satellite in the Orbital Slot and any renewal or replacement therefor.

         "OFTA Telecommunication License" means the license dated October 13, 1997 issued by OFTA under the Telecommunication Ordinance of Hong Kong for the earth station related to the Satellite located at Tai Po, New Territories, Hong Kong and any renewal or replacement therefor.

         "Orbital Slot" means the orbital slot at 76.5 degrees east longitude and all frequencies with respect thereto filed for thereunder under the filing "Apstar IV" submitted to the ITU.

         "Ordinary Course of Business" means the ordinary course of business of APT with respect to the Apstar IIR Business consistent with past custom and practice (including with respect to quantity and frequency).

         "Person" means any individual, partnership, joint venture, trust, corporation, limited liability entity, unincorporated organization or other entity (including a Governmental Entity).

         "PRC" means the People's Republic of China, excluding, for purposes of this Agreement only, Hong Kong, Macau and Taiwan.

         "Quarterly Payments" shall have the meaning set forth in Section 3.1.

         "Related Assets" shall have the meaning set forth in Section 2.2.

         "Related to the Apstar IIR Business" means related primarily to, used primarily in, arising primarily from, or held primarily for use in, the Apstar IIR Business, or otherwise necessary for the operation of the Apstar IIR Business.

         "Replacement Lease Price" means (i) the remaining amount of the Lease Price, if any, then payable to APT under this Agreement (which shall be paid in accordance with the payment schedule set forth herein), (ii) the amount of any payments made by APT towards the construction, launch and launch insurance of the replacement satellite, (iii) the reasonable incremental cost incurred by APT in connection with (x) maintaining and coordinating the Orbital Slot during the lease term of the replacement satellite, including without limitation, license fees paid to OFTA or Governmental Entities in connection therewith and (y) design efforts, if any, related to the replacement satellite and (iv) an amount equal to 3% of the aggregate cost of the construction, launch and launch insurance of the replacement satellite.

         "Satellite" means the satellite designated as Apstar IIR and which was launched into the Orbital Slot in October 1997.




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         "Services Agreement" means the Satellite Services Agreement substantially in the form attached as Exhibit B.

         "Subsidiary" of a specified Person means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions are directly or indirectly owned by such Person.

         "Summary Record Documents" means the official minutes generated at each bilateral coordination meeting related to the satellite and the Orbital Slot memorializing the status and outcome of coordination efforts.

         "Survival Date" shall have the meaning set forth in Section 11.1.

         "Taxes" means all taxes, charges, duties, fees, levies or other assessments, including income, excise, property, sales, use, gross receipts, recording, insurance, value added, profits, license, withholding, payroll, employment, net worth, capital gains, transfer, stamp, social security, environmental, occupation, franchise taxes, any transferee or secondary liability in respect of any tax (whether imposed by law, contractual agreement or otherwise) and any liability of any tax as a result of being a member of any affiliated, consolidated, combined or unitary or similar group, imposed by any Governmental Entity, and including any interest, penalties and additions attributable thereto and any Liability in respect of any of the foregoing amounts as a transferee or as an indemnitor, guarantor or surety or in a similar capacity under any Contract, arrangement, agreement, understanding or commitment (whether oral or written).

         "Technical Risks" mean any or all loss, defects, damages, malfunctions or failures of any part or of the whole Satellite (other than the Excluded Transponder), which may be caused by internal technical problem or external causes, resulting in a partial or total loss of the Satellite's functions, operation or communication capacity.

         "Third Party Liability Risk" means the liability or damages for bodily injury and/or property damage caused by the operation of the Satellite (other than the Excluded Transponder) or the Satellite itself (other than the Excluded Transponder), including liability arising under the Convention On International Liability For Damage Caused by Space Objects (TIAS 7762) and the Outer Space Ordinance of Hong Kong (other than liability or damages for which APT provides indemnification pursuant to the Services Agreement).

         "Transaction Documents" means this Agreement, the Marketing Agreement and the Services Agreement.

         "TT+C" means telemetry, tracking and command.

         "U.S. GAAP" means United States generally accepted accounting principles.

         "Useful Life" means the period of time during which a satellite is operating in accordance with its design specifications.



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                                   ARTICLE II

                                APSTAR IIR ASSETS

         Section 2.1. Lease of Satellite. Subject to the terms and conditions set forth herein, and in reliance upon the representations and warranties contained herein, at the Closing, APT shall lease exclusively to Loral, or, at Loral's option, an Affiliate of Loral, free and clear of all Liens, the Satellite (other than the Excluded Transponder) at the Orbital Slot until the End of Life of the Satellite (the "Leased Assets").

         Section 2.2. Assignment. Subject to the terms and conditions set forth herein, including without limitation Section 9.14, and in reliance upon the representations and warranties contained herein, at the Closing, APT shall assign, convey and deliver to Loral, or, at Loral's option, an Affiliate of Loral, the following assets (collectively, the "Related Assets"):

         (a) all Contracts with third parties for the provision of transponder capacity on the Satellite other than the Contracts related to the Excluded Transponder (the "Customer Contracts");

         (b) all rights under construction contracts and any other related contracts relating to the Satellite, including without limitation all warranties thereunder;

         (c) all deposits and prepayments under Leases and Contracts Related to the Apstar IIR Business;

         (d) all accounts receivable Related to the Apstar IIR Business for periods following the Closing Date;

            (e) copies of all books and records Related to the Apstar IIR Business, including without limitation, the following:

                  (i) all documents relating to the coordination of the Satellite or the Orbital Slot, including all correspondence to or from the ITU or the MII;

                  (ii) all customer files;

                  (iii) all technical manuals or drawings regarding or relating to the Satellite as specified by Loral;

                  (iv) all documents relating to ground communication equipment of the Satellite as specified by Loral.

         (f) all other assets Related to the Apstar IIR Business and not subject to the provisions of Section 2.1 above or 2.3 below.





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         Section 2.3. License of Intangible Property. APT hereby licenses to
Loral, or, at Loral's option, an Affiliate of Loral, effective as of the Closing Date, on a royalty-free basis, until the End of Life of the Satellite the Intellectual Property which are related to or required for the conduct of the APSTAR IIR Business.

         Section 2.4. Certain Interpretations. The assets, properties and rights of APT to be leased by Loral or assigned, licensed or delivered to Loral pursuant to this Agreement, including the Leased Assets and the Related Assets are herein collectively referred to as the "Apstar IIR Assets." The term "Apstar IIR Assets" will include all additions and replacements to any of the items described above from the date of this Agreement through the Closing Date.


                                   ARTICLE III

                                   LEASE PRICE

         Section 3.1. Lease Price. Subject to the terms and conditions set forth herein, in consideration for the lease of the Leased Assets and the assignment, license and delivery of the Related Assets, Loral will deliver to APT the following consideration (the "Lease Price") by wire transfer of immediately available funds to a bank account designated by APT less any amount payable by APT to Loral pursuant to Section 3.2:

         (a)      eighty million Dollars ($80,000,000) at the Closing Date;

         (b) twelve million seven hundred and fifty thousand Dollars ($12,750,000) payable at the end of each quarter for 16 consecutive quarters commencing on the last day of the third month immediately following the Closing Date (the "Quarterly Payments"); and

         (c) twenty million Dollars ($20,000,000) on the payment date of the 16th Quarterly Payment referred to in Section 3.1(b) above.

         Section 3.2. Lease Price Set Off. The Lease Price stated in Section 3.1 above shall be reduced by US$5,922,078.00 (calculated with reference to the total bandwidth of the Satellite) in consideration for the Excluded Transponder. The said consideration for the Excluded Transponder shall be set off against the Lease Price payable by Loral to APT and spread over on a proportional basis over the overall payment schedule set forth in Section 3.1.


                                   ARTICLE IV

                        ASSUMPTION OF ASSUMED LIABILITIES

         Section 4.1. Assumption of Assumed Liabilities. Subject to the terms and conditions set forth herein, and in reliance upon the representations and warranties contained herein, at the Closing, in consideration for the lease of the Leased Assets and the assignment, license and delivery of the Related Assets to Loral, Loral agrees to assume and undertakes to pay, perform and discharge, in accordance with the terms thereof, only the following Liabilities (the "Assumed Liabilities"):

         (a) all contractual obligations (other than obligations relating to Excluded Liabilities) of APT incurred in the Ordinary Course of Business arising under the Customer Contracts other than any Liabilities (i) which relate to any of the Customer Contracts as to which APT or its Affiliate is in default on the Closing Date (or would be in default on the Closing Date, assuming the giving of any applicable notices and the lapse of any applicable waiting periods), it being intended that the portion of any Liabilities under such Customer Contract as to which APT is not in default shall not be excluded hereby, (ii) which are due and payable on or before the Closing Date or (iii) which constitute Excluded Liabilities;

         (b) all Liabilities Related to the Apstar IIR Business to the extent arising from Loral's actions from and after the Closing Date;

         (c) all contractual obligations relating to the Satellite arising after the Closing Date under coordination agreements identified on Schedule 6.4(b)(ii);

         (d) all Commercial Risks, Technical Risks and Third Party Liability Risks arising after the Closing Date (other than Excluded Liabilities);

         (e) subject to the provisions of Section 4.3, the obligation to make performance incentive payments (the "SS/L Incentive Payments") to Space Systems/Loral, Inc. pursuant to Section 11.6 of the Satellite Procurement Agreement dated as of June 1995 between APT and Space Systems/Loral, Inc.; and

         (f) liabilities for which Loral or any of its Affiliates are made responsible pursuant to this Agreement.

         Loral will assume no Liabilities whatsoever other than those identified in clauses (a) through (f) of this Section 4.1.

         Section 4.2. Excluded Liabilities. APT will remain liable for and pay, perform and discharge when due, all Liabilities other than the Assumed Liabilities (collectively, the "Excluded Liabilities"), including without limitation, the following:

         (a) all Liabilities based upon, arising out of, relating to or otherwise in connection with the Excluded Transponder, the launch services contract with China Great Wall or the Master Lease Agreement.

         (b) all Liabilities arising from or relating to the employment or termination of employment of any person Related to the Apstar IIR Business, including any Liabilities arising from or relating to any employment or consulting agreements and any other employee compensation or benefit plans or arrangements;





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
         (c) all Liabilities based upon, arising out of, relating to or otherwise in connection with any events, actions, occurrences, omissions, circumstances or conditions occurring or existing on or prior to the Closing Date, including without limitation, any actual or threatened future Action, and without regard to whether such Liability is Related to the Apstar IIR Business or related to the Apstar IIR Assets;

         (d) all Liabilities for any income, sales, use, transfer, stamp and other Taxes arising as a result of, in connection with, or are directly attributable to, the consummation of the transactions contemplated hereby;

         (e) all Liabilities for any Taxes of APT and its Affiliates;

         (f) all Liabilities for Taxes that are directly or indirectly attributable to or otherwise relate to the Apstar IIR Assets or the Assumed Liabilities for periods (or portions thereof) up to and including the Closing Date; and

         (g) Liabilities for which the APT or any of its Affiliates are made responsible pursuant to this Agreement.

         Section 4.3. SS/L Incentive Payments. In the event that at the time the SS/L Incentive Payments are made by Loral pursuant to Section 4.1(e) of this Agreement and Space Systems/Loral, Inc. is not wholly owned, whether directly or indirectly, by Loral Space & Communications Ltd., APT shall, within five Business Days from the date Loral provides notice to APT that it has made the Incentive Payment, reimburse Loral for the amount of such Incentive Payment.


                                    ARTICLE V

                                     CLOSING

         Section 5.1. Closing. The closing of the lease, assignment and delivery of the Apstar IIR Assets (the "Closing") will take place at the offices of APT Satellite Company Limited at Room 3111-3112, 31/F, One Pacific Place, 88 Queensway, Hong Kong, two weeks following the date of this Agreement provided that prior thereto, the conditions set forth in Section 10 shall have been satisfied or waived or at such other place, date and time as APT and Loral may agree. The date of the Closing is referred to herein as the "Closing Date."

         Section 5.2. Closing Deliveries of APT. At the Closing, APT will deliver to Loral (i) an officer's certificate as set forth in Section 10.1(a) and (b) of this Agreement and (ii) all other documents and assets required to be delivered by APT to Loral at the Closing pursuant to this Agreement.

         Section 5.3. Closing Deliveries of Loral. At the Closing, Loral will deliver to APT (i) the Lease Price pursuant to Section 3.1(a) (less the offset amount described in Section 3.2) and (ii) an officer's certificate as set forth in Section 10.2(a) and (b) of this Agreement and all other documents required to be delivered by Loral to APT at the Closing pursuant to this Agreement.

                                   ARTICLE VI

                      REPRESENTATIONS AND WARRANTIES OF APT

         APT, as of the date hereof and as of the Closing Date, hereby represents and warrants to Loral as follows:

         Section 6.1. Due Organization. APT is a company with limited liability duly organized, validly existing and in good standing under the laws of Hong Kong and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have or constitute a Material Adverse Effect. APT is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which the conduct or nature of its business as it relates to the Apstar IIR Business or the ownership, leasing or holding of the Apstar IIR Assets by it makes such qualification necessary, except where the failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect.

         Section 6.2. Authority. APT has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform all of its obligations hereunder and thereunder. The execution and delivery by APT of this Agreement and the other Transaction Documents and the performance by APT of its obligations hereunder and thereunder have been duly authorized by all necessary and proper corporate action. This Agreement has been duly executed and delivered by APT and constitutes a legal, valid and binding obligation of APT, enforceable against APT in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights and subject, as to enforceability, to general principles of equity (regardless whether enforcement is sought in a proceeding in equity or at law). Each other document (including the other Transaction Documents) to be delivered by APT pursuant to this Agreement will be duly executed and delivered by APT and, when so executed and delivered, will constitute the legal, valid and binding obligation of APT, enforceable against APT in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights and subject, as to enforceability, to general principles of equity (regardless whether enforcement is sought in a proceeding in equity or at law).

         Section 6.3. Title to Assets; Liens and Encumbrances. APT is the owner of, and has good and marketable title to, all of the Apstar IIR Assets, free and clear of all Liens except for the Liens set forth on Schedule 6.3 hereto which shall have been terminated as of the Closing Date.

         Section 6.4.      Orbital Slot; Coordination.

         (a) APT has the legal right under all applicable Laws, including without limitation the Laws of the PRC and Hong Kong and the regulations and recommendations of the ITU (i) to use the Orbital Slot exclusively, subject to the conditions specified thereunder, and (ii) to lease the Satellite to Loral as contemplated by this Agreement. Schedule 6.4(a) sets forth all material agreements or commitments relating to the Orbital Slot, true and complete copies of which were previously examined by Loral.

         (b) APT has taken all actions required of APT to date to coordinate the Satellite in the Orbital Slot. Schedule 6.4(b)(i) sets forth all material restrictions on the Satellite resulting from coordination activities as of the date hereof. Schedule 6.4(b)(ii) sets forth all material agreements or commitments relating to coordination proceedings for the Orbital Slot and all Summary Record Documents, true and complete copies of which were previously examined by Loral. Schedule 6.4(b)(iii) lists all the countries and operators with which the operator of the Satellite has been or will be required to enter into coordination discussions and the status of those discussions.

         Section 6.5. Intellectual Property. APT owns or possesses all right, title and interest in and to, or a valid and enforceable license or other right to use all of the Intellectual Property, and all of the right, benefits, and privileges associated therewith, that is material to the conduct of the Apstar IIR Business as currently conducted (and as conducted as of the Closing Date). APT has not infringed, misappropriated or otherwise violated any Intellectual Property of any other Person.

         Section 6.6.      Contracts.

         (a) Schedule 6.6(a) sets forth all Contracts (and all amendments, modifications and supplements thereto and all side letters to which APT or any of its Affiliates is a party affecting the obligations of any party thereunder) to which APT or any of its Affiliates is a party or by which any of their properties or assets are bound that relate to the Apstar IIR Assets or the Apstar IIR Business, including without limitation, the following: (i) Contracts relating to the lease or purchase of transponders (other than the Contract relating to the Excluded Transponder); (ii) Contracts relating to the coordination of the Orbital Slot; (iii) Contracts relating to the Orbital Slot; and (iv) Contracts with any Governmental Entity. Loral has previously examined copies of the Contracts set forth on Schedule 6.6(a) hereto.

         (b) Each of the Contracts is valid and enforceable in accordance with its terms, and there is no default or alleged default under any Contract so listed either by APT or, to the Knowledge of APT, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by APT or, to the Knowledge of APT, any other party.

         (c) No party to any Contract has given notice to APT of, or made a claim against APT with respect to, any breach or default thereunder, in any such case in which such breach or default would, individually or in the aggregate, have a Material Adverse Effect.

         (d) Other than the Contract relating to the Excluded Transponder and the Master Lease Agreement, there are no Contracts for the purchase, or option to purchase, or the lease for all or substantially all of the life, of a transponder on the Satellite.

         Section 6.7. Customer Contracts. Schedule 6.6(a) sets forth all the Customer Contracts. All the Customer Contracts are billed and payable in Dollars. Except as set forth on Schedule 6.7, APT has neither Knowledge of nor experienced any regulatory restrictions on the repatriation of payments under the Customer Contracts, including without limitation, rental payments under the transponder lease agreements. None of such customers has canceled or substantially reduced service or have given notice that it intends to cancel or substantially reduce service, except cancellations in the Ordinary Course of Business that are not material in number or amount of revenue affected. The Existing Customer Contracts are in full force and effect and represent aggregate annual revenues of at least $16 million Dollars utilizing no more than 11 transponders (based on 36-MHz transponder equivalents in the case of C-band and 54 MHz transponder equivalents in the case of Ku-band).

         Section 6.8. Regulatory Requirements in PRC and Other Related Jurisdictions. No Consent from a Governmental Entity or other Person is currently required for a satellite operator to lease or sub-lease transponder capacity to Persons wishing to provide satellite-based service in the PRC or any other jurisdiction in which the Apstar IIR Business is currently conducted. To the best Knowledge of APT, no Consent from a Governmental Entity or other Person is expected to be required in the future for a satellite operator to lease or sub-lease transponder capacity to Persons wishing to provide satellite-based service in the PRC or any other jurisdiction in which the Apstar IIR Business is currently conducted.

         Section 6.9. Noncontravention. The execution and delivery by APT of this Agreement and the other documents (including the other Transaction Documents) to be delivered by APT pursuant to this Agreement, the performance by APT of its obligations to be performed hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not, (i) contravene or conflict with the articles of association, by-laws or other organizational documents of APT; (ii) contravene or conflict with or constitute a violation of any provision of any Laws or License to which APT or any of its properties or assets is subject; or (iii) except as set forth on Schedule 6.9, conflict with, result in a breach of, constitute a default under, result in the acceleration of, cause APT to make an offer to purchase under, create in any party the right to accelerate, terminate, modify or cancel, require any notice or give rise to a loss of any benefit under, any of the Apstar IIR Assets or any Contract, Lease, Lien or other arrangement to which APT is a party or by which it is bound or to which any of the Apstar IIR Assets is subject or result in the creation or imposition of any Liens on any of the Apstar IIR Assets.

         Section 6.10. Governmental Proceedings; Litigation. There is not in effect any judgment, ruling, order, writ, decree, stipulation or injunction by or with any Governmental Entity to which APT or any of its Affiliates is party or by which APT or any of its Affiliates or any properties or assets of any of the foregoing is bound, and which relates to or affects the Apstar IIR Business, the Apstar IIR Assets, the Assumed Liabilities, this Agreement or the transactions contemplated hereby, and (ii) none of APT or any of its Affiliates is party to, engaged in or, to the Knowledge of APT, threatened with any Action which relates to or affects the Apstar IIR Business, the Apstar IIR Assets, the Assumed Liabilities, this Agreement or the transactions contemplated hereby, and, to the Knowledge of APT, no event has occurred and no condition exists which could reasonably be expected to result in any such

Action. None of APT or any of its Affiliates is in default under or with respect to any judgment, ruling, order, writ, decree, stipulation or injunction of the type described in Section 6.10.

         Section 6.11. Consent. The execution and delivery by APT of this Agreement and each instrument of transfer or other document (including the other Transaction Documents) to be delivered pursuant to this Agreement, the consummation of the transactions contemplated hereby and thereby, and the performance by APT of its obligations to be performed hereunder and thereunder, do not require any Consent of any Governmental Entity (including the MII) or any third party other than the Consents set forth on Schedule 6.11.

         Section 6.12.     Compliance With Applicable Laws; Licenses.

         (a) (i) APT has complied in all material respects, and the Apstar IIR Assets and the Assumed Liabilities are in compliance in all material respects, with all Laws, (ii) no claims or complaints from any Governmental Entities or other Persons have been asserted or received in writing by APT or its Affiliates during the past three years, or by oral notice since December 31, 1998, related to or affecting the Apstar IIR Business, the Apstar IIR Assets or the Assumed Liabilities and, to the best Knowledge of APT, no claims or complaints are threatened, alleging that any of APT or its Affiliates is in material violation of any Laws or Licenses applicable to the Apstar IIR Assets or the Assumed Liabilities, and (iii) none of APT or its Affiliates has received written notice from any Governmental Entity of any proceedings to take all or any part of the Apstar IIR Assets or other properties of APT (whether leased or owned) related to or affecting the Apstar IIR Business, the Apstar IIR Assets or the Assumed Liabilities by condemnation or right of eminent domain and, to the Knowledge of APT, no such proceedings are threatened, except, in each such case, for such noncompliance, claims, complaints or proceedings which would not have, individually or in the aggregate, a Material Adverse Effect. Neither APT nor any of its Affiliates has taken any action that would constitute a violation or breach of Section 78dd-2 of Title 15 of the United Sates Code.

         (b) APT presently holds all the Licenses that are necessary or appropriate for its current operation of its Apstar IIR Business and the Apstar IIR Assets; and no notice of violation of any such Licenses or any applicable Laws with respect to the Apstar IIR Business or the Apstar IIR Assets has been received. Schedule 6.12(b) sets forth all Licenses held by APT required for the operation of the Apstar IIR Business and the Apstar IIR Assets. No application, action or proceeding is pending for the renewal or modification of the Licenses, and no application, complaint, action or proceeding is pending or, to the Knowledge of APT, threatened, that may result in the revocation, modification, non-renewal, imposition of conditions or suspension of the Licenses or the imposition of any administrative or judicial sanction with respect to APT as a result of the transactions contemplated by this Agreement or otherwise. There has not been any failure of APT to comply (whether or not known by or disclosed to the Governmental Entities or any other Person) in all material respects with all Laws applicable to the Apstar IIR Business, and with the terms and conditions of the Licenses, including without limitation, any due diligence obligations or reporting requirements associated with the Licenses.

         Section 6.13.     OFTA Matters.

         (a) The OFTA Licenses are valid and in full force and effect; APT controls and has always controlled the OFTA Licenses and the systems authorized thereunder; APT has timely performed all obligations required to date under the OFTA Licenses; APT has timely submitted all filings and reports required thereunder.

         (b) APT has delivered to Loral true, correct and complete copies of the OFTA Licenses. APT has delivered to Loral true, correct and complete copies of all material correspondence from the OFTA to APT relating to the OFTA Licenses and all material correspondence, submissions and/or other filings from APT to OFTA relating thereto sent to or received by APT. No application, action or proceeding is pending for the renewal or modification of the OFTA Licenses, and no application, complaint, action or proceeding is pending or, to the Knowledge of APT, threatened, that may result in the revocation, modification, non-renewal, imposition of conditions or suspension of the OFTA Licenses or the imposition of any administrative or judicial sanction with respect to APT as a result of the transactions contemplated by this Agreement or otherwise. There has not been any failure of APT to comply (whether or not known by or disclosed to the OFTA or any other Person) in all material respects with all Laws applicable to the Apstar IIR Business, and with the terms and conditions of the OFTA Licenses, including without limitation, any due diligence obligations or reporting requirements associated with the OFTA Licenses.

         (c) Except as set forth on Schedule 6.11, no consent, approval, authorization, order or waiver of, or filing with, OFTA is required under the applicable Laws to be obtained or made by APT in connection with the transactions contemplated by this Agreement, except such as may already have been obtained and made.

         Section 6.14.     Taxes.

         (a) All local and foreign Tax returns required to be filed by or on behalf of APT have been timely filed or requests for extensions have been timely filed and any such extensions have been granted and have not expired and each such tax return was complete and correct in all material respects. All Taxes with respect to taxable periods covered by such tax returns that are due have been paid in full and to the extent the liabilities for such Taxes are not due, adequate reserves have been established in accordance with GAAP.

         (b) All Taxes due with respect to any completed and settled audit, examination or deficiency litigation with any taxing authority for which such APT is or might otherwise be liable have been paid in full (or will be paid in full by the Closing Date).

         (c) There is no audit, examination, deficiency or refund litigation pending and no taxing authority has given written notice of the commencement of any audit, examination or deficiency litigation with respect to any Taxes.

         (d) No Liens for Taxes exist with respect to any of the Apstar IIR Assets.

         (e) No claim has been made by any tax authority in a jurisdiction where APT does not file Tax returns that it is or may be subject to taxation by that jurisdiction.

         (f) APT has withheld all Taxes required to have been withheld under all applicable statutes and regulations in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and such withholdings have either been paid to the appropriate governmental agencies as and when due in accordance with Laws or set aside in accounts for such purpose.

         (g) No issues have been raised with a representative or employee of APT or its Affiliates (and are currently pending) by the U. S. Internal Revenue Service, the Inland Revenue Department of Hong Kong or any other taxing authority in connection with any of the Tax returns referred to in Section 6.14(a) or otherwise that could affect the Tax reporting in respect of the Apstar IIR subsequent to the Closing Date.

         (h) APT is not party to any agreement (e.g., a tax sharing agreement), written or oral, providing for the payment of Taxes or Tax losses, entitlements to refunds or similar Tax matters. APT has not assumed, and will not become liable for, any Taxes of any Person, as transferee or successor by contract, by operation of law, or otherwise.

         (i) Except with respect to customers located in the PRC, all amounts payable under the Customer Contracts are payable free and clear of any Taxes that are in the nature of withholding Taxes.

         (j) All Taxes that are in the nature of consumption Taxes (e.g., sales, use, value added) and which are applicable to amounts payable under the Customer Contracts have been properly invoiced, collected and timely remitted to the appropriate Governmental Entity.

         (k) No real or personal property tax applies to any of the Apstar IIR Assets.

         Section 6.15. Insurance. Schedule 6.15 sets forth a complete list of insurance policies which APT maintains with respect to the Satellite. All such policies are in full force and effect and shall remain in full force and effect through the Closing Date; all premiums with respect thereto covering all periods up to and including the date hereof have been paid (and covering all periods up to and including the Closing Date will be paid prior to the Closing Date); and no notice of cancellation or termination has been received with respect to any such policy.

         Section 6.16. Condition of Satellite. The Satellite is in good operating condition and usable in the Ordinary Course of Business with an expected remaining Useful Life of approximately 14 years. The Satellite has to date not experienced any anomalies in its operation. To the best Knowledge of APT, there are no facts, circumstances or conditions existing which could reasonably be expected to result in such anomalies. Schedule 6.16 sets forth a list of all health and status reports on the Satellite, true and complete copies of which were previously provided to Loral.

         Section 6.17. U.S. Revenues. The gross revenue of APT and its Affiliates for the fiscal year ended December 31, 1998 attributable to its sales or leases to U.S. persons (as defined in the HSR Act) generated from the Apstar IIR Business was less than $25 million.

         Section 6.18. Arm's Length Transactions. None of APT and its Affiliates has entered into any transaction Related to the Apstar IIR Business or related to the Apstar IIR Assets, including, without limitation, any such transaction providing for the extension of credit, the leasing or purchase or sale of property, the rendering or receipt of services, unless such transactions are on an arm's length basis.

                                   ARTICLE VII

                     REPRESENTATIONS AND WARRANTIES OF LORAL

         Loral, as of the date hereof and the Closing Date, hereby represents and warrants to APT as follows:

         Section 7.1. Organization and Standing. Loral is a company duly organized, validly existing and in good standing under the laws of Hong Kong and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would neither have a material adverse effect on Loral's financial condition, business or results of operation nor materially impair or delay the ability of Loral to consummate the transactions contemplated hereby.

         Section 7.2. Authority Relative to this Agreement. Loral has all corporate power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution and delivery by Loral of this Agreement and the performance by Loral of its obligations hereunder have been duly authorized by all necessary and proper corporate action. This Agreement has been duly executed and delivered by Loral and constitutes the legal, valid and binding obligation of Loral, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights and subject, as to enforceability, to general principles of equity (regardless whether enforcement is sought in a proceeding in equity or at law).

         Section 7.3. Noncontravention. The execution and delivery by Loral of this Agreement, the performance by Loral of its obligations to be performed hereunder and the consummation of the transactions contemplated hereby will not
(i) contravene or conflict with the memorandum of association or bye-laws of Loral; (ii) contravene or conflict with or constitute a violation of any provision of any Laws or License to which Loral or any of its properties or assets is subject; or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, cause Loral to make an offer to purchase under, create in any party the right to accelerate, terminate, modify or cancel, require any notice or give rise to a loss of any benefit under, any Contract, Lease, Lien or other arrangement to which Loral is a party or by which it is bound or to which any of its properties or assets is subject or result in the creation or imposition of any Liens on any assets of Loral, other than any loss of benefit, Lien or any other such event which would not have a material adverse effect on Loral's financial condition, business or results of operation or adversely affect the ability of Loral to consummate the transactions contemplated hereby.

         Section 7.4. Governmental Proceeding; Litigations. There is not in effect any judgment, ruling, order, writ, decree, stipulation or injunction by or with any Governmental Entity to which Loral or any of its Affiliates is party or by which Loral or any of its Affiliates or any properties or assets of any of the foregoing is bound, and which relates to or affects, the Assumed Liabilities, this Agreement or the transactions contemplated hereby, and none of Loral or any of its Affiliates is party to, engaged in or, to the Knowledge of Loral, threatened with any Action which relates to or affects the Assumed Liabilities, this Agreement or the transactions contemplated hereby, and, to the Knowledge of Loral, no event has occurred and no condition exists which could reasonably be expected to result in any such Action. None of Loral or any of its Affiliates is in default under or with respect to any judgment, ruling, order, writ, decree, stipulation or injunction of the type described in Section 7.4.

                                  ARTICLE VIII

                                    COVENANTS

         Section 8.1. Conduct of Apstar IIR Business of APT. Except as contemplated by this Agreement, during the period from the date hereof to the Closing Date, APT will conduct the Apstar IIR Business in the Ordinary Course of Business and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement and its relationships with customers, potential customers, suppliers and others having business dealings with it relating to the Apstar IIR Business to the end that goodwill and ongoing businesses shall be unimpaired at the Closing Date. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Closing Date, APT shall not, without the prior written consent of Loral:

         (a) modify in any material respect (including waive any material terms or conditions of) any Contract or enter into any Contract which, if in effect on the date hereof, would have been required to be disclosed on Schedule 6.6(a), including without limitation any Contract relating to the coordination of the Orbital Slot, provided that APT may continue to enter into transponder lease agreements upon terms acceptable to Loral, as notified to APT in writing by Loral; or

         (b) sell, lease or dispose of any of the Apstar IIR Assets, grant any party other than Loral the right to use the Orbital Slot, or grant any rights with respect hereto, provided that APT may continue to enter into transponder lease agreements upon terms acceptable to Loral, as notified to APT in writing by Loral.

         Section 8.2. No Solicitation. Except for the transactions contemplated by this Agreement until the Closing Date, APT and its Affiliates shall not, nor shall APT or its Affiliates authorize or permit any officer, director or employee of, or any investment banker, attorney, accountant, or other representative retained by, APT or such Affiliates to, directly or indirectly, solicit, initiate, encourage or entertain (including by way of furnishing information) discussions, inquiries, offers or proposals or participate in any discussions or negotiations for the purpose or with the intention of leading to any proposal or offer from any Person which constitutes or concerns, or may reasonably be expected to lead to, any transaction involving any proposal or offer to acquire all or any portion of the Apstar IIR Assets. APT will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any of the foregoing.

         Section 8.3. Representations and Warranties. APT will not nor will it permit any of its Affiliates to take or agree or commit to take any action on or prior to the Closing Date that could reasonably be expected to result in any of its representations and warranties hereunder being untrue.

         Section 8.4. Access to Information. Until the Closing, APT shall cause APT and its independent auditors and other representatives to afford to the officers, independent auditors, counsel and other representatives of Loral reasonable access to the properties, books, records (including Tax returns, information returns and disclosures filed and those in preparation) and personnel of APT in order that Loral may have a full opportunity to make such investigation as it reasonably desires to make of the Apstar IIR Business and the Apstar IIR Assets, and to the independent auditors and other representatives of Loral reasonable access and, if available, to the audit and Tax work papers and other records of the independent auditors of APT. Additionally, until the Closing, APT shall permit Loral to make such reasonable inspections of the operations of the Apstar IIR Business during normal business hours as Loral may reasonably require and furnish Loral with such financial and operating data and other information with respect to the Apstar IIR Business as Loral may from time to time reasonably request.

         Section 8.5. Notification of Certain Matters. APT and Loral shall give prompt notice to the other party of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date, (ii) any material failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice or other communication from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (iv) any Material Adverse Effect; provided, that the delivery of any notice pursuant to this Section 8.5 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the non-breaching party. APT shall give prompt notice to Loral of any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by APT or any of its Affiliates subsequent to the date of this Agreement and prior to the Closing Date, under any Contract material to the financial condition, properties, businesses or results of operations of the Apstar IIR Business or to which any of the Leased Assets is subject.

         Section 8.6. Public Announcements. No press release or announcement concerning the transactions contemplated hereby will be issued by any party hereto without the prior consent of the other party hereto, except as such release or announcement may be required by

Laws or the rules of any applicable securities exchanges in which case the party required to make the release or announcement will allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

                                   ARTICLE IX

                             POST-CLOSING COVENANTS

         Section 9.1. Coordination. APT shall use its best efforts to conduct coordination activities for the Satellite and any replacement or additional satellite at the Orbital Slot . APT shall keep Loral fully informed of the status of all such coordination activities and shall allow Loral to participate in such activities. APT shall not enter into any coordination agreements (including Summary Record Documents) without Loral's prior written consent. APT shall use its best efforts to fully enforce the terms of the coordination agreements (including Summary Record Documents) for APT and the Satellite. APT shall use its best efforts to obtain the cooperation of the Governmental Entities of the PRC to coordinate the Orbital Slot in a manner designed to make full use of the frequencies assigned to the Orbital Slot. APT shall, at Loral's request, use its best efforts to serve as Loral's intermediary to the PRC in connection with such activities.

         Section 9.2.      Orbital Slot.

         (a) APT shall (i) make all regulatory filings and take such other actions on a timely basis with the MII, the OFTA, the ITU and the applicable Governmental Entities of those jurisdictions to which the Satellite may provide coverage, as may be necessary or appropriate to secure and maintain its rights to utilize the Orbital Slot, including without limitation, using its best efforts to preserve the unencumbered and unrestricted use of the Orbital Slot and diligently prosecuting renewal of the ITU authorization during a reasonable period prior to its scheduled expiration date, (ii) use its best efforts to achieve, maintain and renew notification for the Orbital Slot at the ITU and have the filing entered in the ITU Master Frequency Register and (iii) make such filings as Loral may reasonably request, including filings to expand the frequencies and coverage area of the Orbital Slot. APT shall consult with, and obtain the consent of, Loral prior to making such filings or taking such actions.

         (b) Each of APT and Loral shall comply with the OFTA Licenses and the rules and regulations of the ITU with respect to the Orbital Slot.

         (c) APT shall use its best efforts to provide Loral with quiet enjoyment of the Orbital Slot.


         Section 9.3. LMI. APT shall use its best efforts to diligently prosecute coordination proceedings (the ALMI Coordination") with Lockheed Martin Intersputnik (ALMI") regarding 75 degrees E.L. In connection therewith, APT agrees that it shall bear all costs and expenses (including payments (the ALMI Payments") made to LMI or its governing administrations to cause LMI to agree to move its satellite to 74.5 degrees E.L.) related to LMI's move of its satellite from 75 degrees E.L. to 74.5 degrees E.L. If APT is not able to obtain LMI's agreement to move its satellite to 74.5 degrees E.L. and, as a result, customers of the Satellite are required to use dishes having a dish size in excess of 3.7m in diameter, then APT shall bear the cost of retrofitting the dishes of affected customers or to reimburse Loral for such amount, to the extent Loral undertakes the retrofitting efforts, and shall assume Liabilities that may arise under Customer Contracts with such affected customers as a result of such increase in dish size. APT shall not enter into any agreement with LMI regarding the LMI Coordination without Loral's prior written consent.


         Section 9.4. Insurance. Loral and APT shall obtain and maintain, at all times during the life of the Satellite, in-orbit insurance and third-party liability insurance in relation to the Satellite as required under the OFTA Licenses, in accordance with their respective economic interests in the Satellite. Nothing in this Section 9.4 shall affect Loral's obligations under
Section 3.1 of this Agreement.

         Section 9.5. Regulatory Matters. APT and Loral shall cooperate and assist each other in obtaining the Consents of, and/or complying with the requirements that may imposed by, Governmental Entities, that may arise from time to time following the Closing Date in connection with the Apstar IIR Business, in each case to the extent such approval or compliance would at the time have been customarily obtained by or sought from satellite operators.

         Section 9.6. Name of Satellite. APT hereby agrees that following the Closing Date, it shall, at Loral's request, change the name of the Satellite to such other name as Loral may designate, provided that the name shall at all times include the word "Apstar IIR".

         Section 9.7. Arrangements re Orbital Slot and Satellite. APT and its Affiliates shall not enter into any Contract with any other Person relating to the Satellite (other than the Excluded Transponder) or the Orbital Slot without the prior written consent of Loral. APT shall immediately notify Loral in writing of any changes that affect operation of the Satellite in the Orbital Slot imposed by any Governmental Entity of the PRC or Hong Kong.

         Section 9.8. Non-Competition. APT agrees that for a period of five years from the Closing Date, neither it nor its Affiliates will, without the prior written consent of Loral, directly or indirectly, solicit or seek the business of customers, or compete with Loral or its Affiliates in the provision of satellite capacity, for fixed satellite service applications using Ku-band, other than on Loral's behalf pursuant to the Marketing Agreement, provided that nothing in this Section 9.8 shall restrict the ability of APT or its Affiliates from providing direct broadcast services directly to the end-users. If any portion of this Section 9.8 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be of a length of time which is not permitted by applicable Laws, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but the extent such provision would be valid or enforceable under applicable Laws, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable Laws. APT acknowledges that Loral would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate Loral for any such breach. APT agrees that Loral shall be entitled to injunctive relief requiring specific performance by APT of this Section, and APT consents to the entry thereof.

         Section 9.9. Option to Lease Replacement Satellite. If at any time after this Agreement, APT launches any replacement satellite to be located at the Orbital Slot (whether a replacement satellite for the Satellite or otherwise), Loral shall have the exclusive right to lease at its option such replacement satellite through the End of Life of the replacement satellite upon the terms and conditions substantially similar to those set forth in this Agreement, provided that the total sum of the lease price payable under such lease agreement shall equal the Replacement Lease Price, which shall, except as otherwise set forth herein, be payable in 16 equal quarterly installments over a four-year period commencing on the satellite's in-service date.

         Section 9.10. Replacement Satellite. APT shall, at Loral's request, procure from Space Systems/Loral, Inc. or such other satellite manufacturer and/or vendor as Loral may designate, the purchase, launch and in-orbit delivery of one or more replacement satellites, which satellites shall be located at the Orbital Slot. APT shall use its best efforts to obtain all necessary Consents from Governmental Entities or third parties in connection therewith. The replacement satellites shall have such designs and specifications as are acceptable to Loral. Such procurement shall be made promptly after an in-orbit failure or at a time prior to the end of the Useful Life of the Satellite (or any successor satellite then located at the Orbital Slot) (the "Existing Satellite") as reasonably determined by Loral to permit the smooth transition of customers from the Existing Satellite to the replacement satellite at the end of the Useful Life of the Existing Satellite. APT and Loral hereby agree that such procurement of the replacement satellite may be effected in various manner, at Loral's discretion, including without limitation, in the form of a sale leaseback transaction pursuant to which Loral or its Affiliates would (i) arrange for the construction and launch of the replacement satellite, (ii) sell the replacement satellite to APT and then (iii) lease back the satellite from APT in accordance with the provisions of Section 9.9. Notwithstanding this
Section 9.10, nothing contained herein shall be construed to impose any obligation on APT to make any payment on the replacement satellite prior to the time it receives payment pursuant to the lease agreement with respect to such replacement satellite as described in Section 9.9 above. None of APT and its Affiliates shall launch any replacement or other satellites into the Orbital Slot other than pursuant to, and in accordance with, this Section 9.10.

         Section 9.11. Additional Satellites. APT and Loral hereby agree that the provisions of Sections 9.9 through 9.10 hereof shall apply mutatis mutandis to the procurement of additional satellites to be placed into the Orbital Slot, as may be requested by Loral, provided that the aggregate lease payments with regard to such additional satellites shall equal the amounts set forth in clauses (ii) through (iv) of the definition of Replacement Lease Price.

         Section 9.12. Billing and Customer Management Systems. Prior to the Closing Date, APT will cooperate with Loral to facilitate the planning of the consolidation of billing and customer service relating to the Apstar IIR Business.

         Section 9.13. Expenses. Loral shall reimburse APT upon production of appropriate supporting documentation for the reasonable and customary out-of-pocket expenses incurred by APT in connection with its performance under Sections 9,1, 9.2 and 9.5 of this Agreement except that APT shall pay the license fees related to the Orbital Slot during the lease term of the Satellite.

         Section 9.14. Novation of Customer Contracts. APT shall use its best efforts to obtain the novation of Customer Contracts to Loral as promptly as practicable following the Closing Date. Nothing in this Agreement shall be construed as an attempt or agreement to assign any Customer Contract which by its terms or by law is non-assignable without the Consent of the customer or other third Persons unless and until such Consent shall be given ("Non-assignable Contracts"). In the event Consents to the assignment thereof cannot be obtained, such Non-assignable Contracts shall be held, as and from the Closing Date, by APT or its Affiliates in trust for Loral and the covenants and obligations thereunder shall be performed by Loral in the name of APT or its Affiliate and all benefits and obligations existing thereunder shall be for Loral's account. APT shall take or cause to be taken such action in its name or otherwise as Loral may reasonably request so as to provide Loral with the benefits of the Non-assignable Contracts and to effect collection of money or other consideration to become due and payable under the Non-assignable Contracts, and APT shall promptly pay over to Loral all money or other consideration received by it or its Affiliates in respect of all Non-assignable Contracts. In connection therewith, APT shall arrange for the customers of the Non-assignable Contracts to apply all moneys owing thereunder to a lockbox account, which shall provide that moneys deposited therein may be withdrawn only by individuals designated by Loral. As of and from the Closing Date, APT and its Affiliates shall authorize Loral to perform all the obligations and receive all the benefits of APT or its Affiliates under the Non-assignable Contracts and appoints Loral as its attorney-in-fact to act in its name on behalf of APT or its Affiliates with respect thereto. APT hereby agrees that it shall not amend or enter into any agreement or take any other action relating to the Non-assignable Contracts without Loral's prior written consent.

         Section 9.15. Audit Rights. Loral shall have the right to audit the costs and expenses incurred by APT or its Affiliates hereunder, which are reimbursable by Loral under this Agreement. For purposes of this Section 9.15, the amounts described in clause (iii) of the definition of Replacement Lease Price shall be deemed to be cost and expenses reimbursable by Loral.

         Section 9.16. TT+C. APT shall provide spacecraft operation services, satellite systems engineering, transponder loading and customer technical support and other related and ancillary services regarding the Satellite as set forth in the Services Agreement.

         Section 9.17. Tax Matters. The following provisions shall govern certain tax matters following the Closing.

         (a) APT shall be financially responsible for, and shall pay, any Tax liability arising in connection with, or otherwise related to, amounts payable by Loral to APT pursuant to Section 3.1.

         (b) Amounts payable by APT to Loral pursuant to Section 9.14 shall be made without reduction for any Tax. For the avoidance of doubt, if any amounts payable under the Non-assignable Contracts are paid to APT net of any withholding tax imposed on such payments by the PRC, APT shall not be required to gross-up the payments to be made by APT to Loral pursuant to Section 9.14 for such tax.

         (c) As soon as reasonably practicable (but not later than 120 days) following the Closing Date, Loral shall prepare and deliver to APT an allocation schedule which shall set forth the allocation of the Lease Price, the Liabilities assumed by Loral in accordance with Section 4 hereof and any non-recourse Liabilities to which any Apstar IIR Asset is subject among the Apstar IIR Assets. APT shall accept and agree to the allocation unless such allocation is manifestly unreasonable, in which case APT shall deliver written notice to Loral within 30 days of APT's receipt of such allocation schedule from Loral. Any payments or adjustments resulting in a change in the Lease Price, assumed Liabilities or any non-recourse Liabilities shall be allocated to the portion of the Lease Price paid with respect to the Apstar IIR Assets. APT and Loral each hereby covenant and agree that it will not take a position on any Tax return, before any governmental agency charged with the collection of any Tax, or in any judicial proceeding that is in any way inconsistent with the terms of this Section 9.17.If Loral and APT are unable to agree upon any of the matters set forth in this Section 9.17, within sixty (60) days (or such later date as is mutually agreed upon by both parties), the matter or matters in dispute shall be submitted for binding arbitration before the Singapore International Arbitration Center in accordance with Section 13.5 of this Agreement.

         (d) Each of APT and Loral shall cooperate fully with each other and make available or cause to be made available to each other in a timely fashion such Tax data, Tax returns and filings and other information as may be reasonably required (including, making employees available (without charge) on a mutually convenient basis to provide additional information and explanation of any material provided hereunder) for the preparation by Loral or APT of any Tax returns, elections, consents or certificates required to be prepared and filed by Loral or APT and any audit or other examination by any taxing authority, or judicial or administrative proceeding relating to liability for Taxes arising as a result of, in connection with, or directly or indirectly attributable to, the transactions contemplated in this Agreement. APT will retain and provide to Loral all records and other information which may be relevant to any such Tax return, audit or examination, proceeding or determination, and will provide Loral with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax return of the other party for any period. Without limiting the generality of the foregoing, APT will retain copies of all Tax returns, supporting work schedules and other records relating to Tax periods or portions thereof ending prior to or on the Closing Date.

         Section 9.18. Year 2000. APT shall take all actions reasonably believed by it to be necessary or appropriate to assure that its computer-based and other systems used to operate the Satellite (including without limitation providing TT+C), are able to effectively process data before, on and after January 1, 2000 without experiencing any problem that could reasonably be expected to have a Material Adverse Effect.

                                    ARTICLE X

                            CONDITIONS TO THE CLOSING

         Section 10.1. Conditions to Obligations of Loral. The obligations of Loral to effect the transactions contemplated by Sections 2.1 and 2.2 are subject to the satisfaction or waiver by Loral on or prior to the Closing Date of each of the following conditions:

         (a) Representations and Warranties. The representations and warranties of APT set forth in Section 6 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. APT shall have delivered to Loral a certificate signed by one of its executive officers confirming the foregoing as of the Closing Date.

         (b) Performance of Obligations of APT. Each and all of the covenants and agreements of APT to be performed or complied with pursuant to this Agreement on or prior to the Closing Date shall have been fully performed and complied with in all material respects, and APT shall have delivered to Loral a certificate signed by one of its executive officers confirming the foregoing as of the Closing Date.

         (c) Litigation, Etc. There shall not exist or have been instituted or be pending any Action (i) which could reasonably be expected to make illegal, or to materially delay or otherwise directly or indirectly materially restrain or prohibit, the consummation of the transactions contemplated by the Transaction Documents, or which could reasonably be expected to result in material Damages in connection with the transactions contemplated by the Transaction Documents;
(ii) which could reasonably be expected to result in (x) the prohibition of lease or operation by Loral of any portion of the Leased Assets or the ownership by Loral of any portion of the Related Assets or (y) Loral being compelled to dispose of or to hold separately any portion of the business or assets of Loral or its Affiliates as a result of the transactions contemplated by the Transaction Documents, (iii) which could reasonably be expected to result in any material diminution in the benefits expected to be derived by Loral as a result of the transactions contemplated by this Agreement or (iv) which otherwise has had or could reasonably be expected to have a material adverse effect on Loral or a material adverse effect on the ability of Loral to consummate the transactions contemplated hereby.

         (d) Laws, Etc. On or after the date of this Agreement, there shall not exist or have been enacted, entered, enforced, promulgated or deemed applicable to the transactions contemplated by this Agreement, any Laws or any other action taken by any Governmental Entity that has resulted, or could reasonably be expected to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of Section 10.1(c) above.

         (e) Consents. All Consents of all Persons (including Governmental Entities) required to be obtained prior to the Closing Date in connection with the execution, delivery and performance of the Transaction Documents by APT and Loral, shall have been obtained and shall be in full force and effect and APT shall have delivered to Loral resolutions authorizing the transactions contemplated under this Agreement, duly executed by the Board of Directors of APT.

         (f) OFTA. Loral shall have received either OFTA's approval to the transactions contemplated hereunder (including without limitation the approval of the transfer of any Licenses OFTA determines must be transferred) or OFTA's written confirmation, reasonably satisfactory to Loral, that no such approval is required.

         (g) Master Lease Agreement. The Master Lease Agreement shall have been terminated by APT and APT Satellite Enterprise Limited.

         (h) No Material Adverse Change. There shall not have occurred (or reasonably be expected to occur) any Material Adverse Change.

         (i) Marketing Agreement. The Marketing Agreement substantially in the form attached as Exhibit A shall have been executed and delivered by APT.

         (j) Services Agreement. The Services Agreement substantially in the form attached as Exhibit B shall have been executed and delivered by APT.

         (k) Termination of Liens. APT shall have delivered to Loral (i) a certificate from APT certifying that all Liabilities underlying the Liens as set forth on Schedule 6.3 have been fully paid and the Liens have been fully released, (ii) documentation duly filed with the relevant Governmental Entity evidencing that the Liens set forth on Schedule 6.3 have been terminated, and
(iii) consents and releases executed by the lenders or beneficiaries of the Liens as set forth on Section 6.3 releasing all such Liens in a form acceptable to Loral.

         (l) Insurance. Loral shall have obtained insurance for the Satellite as set forth in Section 9.4.

         (m) Contribution by Parent. APT Holdings shall have contributed to APT any right, title and interest it or its Affiliates may have in and to the Apstar IIR Assets, including without limitation all of APT Satellite Enterprise Limited's interests in and to the Customer Contracts.

         (n) Additional Conditions. Loral shall be satisfied and APT shall certify to Loral to the effect that, there exist on such date no arrangements whereby APT or any of its Affiliates has any Contract or other interest with respect to any of the Apstar IIR Assets except as expressly set forth hereunder.

         (o) APT Holdings Guarantee. APT Holdings shall have delivered to Loral a duly executed guarantee in favor of Loral guaranteeing the obligations of APT hereunder, in substantially the form attached as Exhibit C.

         (p) China Great Wall. APT shall have exercised its option to make a cash payment in lieu of delivery of the CGW Transponder and shall have made such payment to China Great Wall.

         (q) Due Diligence. Loral shall have been reasonably satisfied with the results of its confirmatory due diligence.

         Section 10.2. Conditions to Obligations of APT. The obligation of APT to effect the transactions contemplated by Sections 2.1 and 2.2 is subject to the satisfaction or waiver by APT on or prior to the Closing Date of each of the following conditions:

         (a) Representations and Warranties. The representations and warranties of Loral set forth in Section 7 shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and Loral shall have delivered to APT, a certificate signed by an executive officer of Loral confirming the foregoing as of the Closing Date.

         (b) Performance of Obligations of Loral. Each and all of the covenants and agreements of Loral to be performed or complied with pursuant to this Agreement on or prior to the Closing Date shall have been fully performed and complied with in all material respects, and Loral shall have delivered to APT, a certificate signed by an executive officer of Loral confirming the foregoing as of the Closing Date.

         (c) Litigation, Etc. There shall not exist or have been instituted or be pending any Action which could reasonably be expected to make illegal, or to materially delay or otherwise directly or indirectly materially restrain or prohibit, the consummation of the transactions contemplated by the Transaction Documents, or which could reasonably be expected to result in material Damages to APT in connection with the transactions contemplated by the Transaction Documents.

         (d) Marketing Agreement. The Marketing Agreement substantially in the form attached as Exhibit A shall have been executed and delivered by Loral.

         (e) Services Agreement. The Services Agreement substantially in the form attached as Exhibit B shall have been executed and delivered by Loral.

         (f) Loral Guarantee. Loral Space & Communications Ltd. shall have delivered to APT a duly executed guarantee in favor of APT guaranteeing the obligations of Loral hereunder, in substantially the form attached as Exhibit D.

         (g) Board Resolution. Loral shall have delivered to APT a duly certified copy of the resolutions authorizing the transactions contemplated under this Agreement on the part of the Board of Directors of Loral Space & Communications Ltd.

                                   ARTICLE XI

                      REMEDIES FOR BREACH OF THIS AGREEMENT

         Section 11.1. Survival. All covenants and agreements contained in this Agreement and the right to indemnification with respect to all representations and warrants contained in this Agreement or in any certificate, document or statement delivered pursuant hereto, shall survive (and not be affected in any respect by) the Closing, any investigation conducted by any party hereto and any information which any party may receive. Notwithstanding anything to the contrary in this Article, the right to indemnification with respect to each representation and warranty (but not the covenants and other agreements) contained in this Agreement or made pursuant to any certificate, document or statement delivered pursuant hereto except with respect to the representations and warranties set forth in Section 6.14, shall terminate on the last day of the thirty-sixth month after the month that includes the Closing Date (the "Survival Date"); provided, however, that the right to indemnification with respect to such representations and warranties, and the Liability of any party with respect thereto, shall not terminate with respect to any claim, whether or not fixed as to Liability or liquidated as to amount, with respect to which such party has been given written notice prior to the Survival Date. The representations and warranties set forth in Section 6.14 and shall survive the applicable statute of limitations.

         Section 11.2. Indemnification Provision for Benefit of the APT. Loral shall indemnify each of the APT and its Affiliates and their respective shareholders, officers, directors, employees and agents and hold each of them harmless from and against and in respect of any Damages directly or indirectly incurred by any of them as a result of (i) any breach of a representation, warranty, covenant or agreement of Loral made hereunder or (ii) the Assumed Liabilities.

         Section 11.3. Indemnification Provisions for Benefit of Loral. APT shall indemnify each of Loral and its Affiliates, and their respective shareholders, officers, directors, employees and agents and hold each of them harmless from and against and in respect of any Damages directly or indirectly incurred by any of them as a result of (i) any breach of a representation, warranty, covenant or agreement of APT made hereunder or (ii) the Excluded Liabilities.

         Section 11.4. Notification; Rights of Parties to Settle or Defend. Promptly after the occurrence of any event which may give rise to a claim for indemnification under this Section 11, the party entitled to indemnification (the "Indemnified Party") shall notify the indemnifying party (the "Indemnitor") in writing of such claim (the "Claims Notice"). The Claims Notice shall describe the asserted liability in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Damages that have been or may be suffered by the Indemnified Party. Except as provided in Section
11.1 above, failure by the Indemnified Party to give a Claims Notice to the Indemnitor in accordance with the provisions of this Section 11.4 shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor has been actually and materially prejudiced by such failure. The Indemnitor may elect to compromise or defend, at its own expense, by its own counsel and to the extent an election with respect to such compromise or defense is available to the Indemnified Party, any asserted liability. If the Indemnitor elects to compromise or defend such asserted liability, it shall within 30 calendar days (or sooner, if the nature of the asserted liability so requires) notify the Indemnified Party of its intent to do so, and the Indemnified Party shall cooperate, at the expense of the Indemnitor, in the compromise of, or defense against, such asserted liability. If the Indemnitor elects to defend any claim, the Indemnified Party shall make available to the Indemnitor any books, records or other documents within its control that are necessary or appropriate for such defense. If the Indemnitor elects not to compromise or defend the asserted liability, fails to notify the Indemnified Party of its election as herein provided or contests its obligation to indemnify under this Agreement (or if counsel to the Indemnified Party advises such party that there may be a potential conflict of interest between the Indemnitor and the Indemnified Party, or between the Indemnified Party and any other indemnified party, or that different or additional defenses from those available to the Indemnified Party may be available to any other indemnified party), the Indemnified Party may pay, compromise or defend (at the expense of the Indemnitor) such asserted liability as the Indemnified Party considers appropriate. The parties agree to cooperate fully with one another in the defense, settlement or compromise of any asserted liability. Notwithstanding the foregoing, neither the Indemnitor nor the Indemnified Party may settle or compromise any claim over the objection of the other, provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, the Indemnified Party and the Indemnitor may participate, at their own expense, in the defense of such asserted liability. For the avoidance of doubt, the rights to indemnification under this Agreement shall arise in the event of both claims asserted directly by one party against the other as well as claims asserted by third parties against a party.

         Section 11.5. Remedy. Nothing in this Section 11 shall limit in any way the availability of (i) specific performance, injunctive relief or other equitable remedies to which a party may otherwise be entitled or (ii) a cause of action for fraud or any remedies to which a party may be entitled as a result of fraud.

                                   ARTICLE XII

                                   TERMINATION

         Section 12.1. Termination. This Agreement may be terminated at any time prior to the Closing by any of the following:

         (a) By mutual written agreement of Loral and APT;

         (b) By either Loral or APT if the Closing has not occurred by 12:00 a.m. New York time, September 30, 1999 upon written notice by such terminating party, provided that at the time such notice is given a material breach of this Agreement by such terminating party shall not be the reason for the Closing's failure to occur;

         (c) Subject to the provisions of Section 12.2, by Loral, by written notice to APT, if there has been a material violation or breach of any of APT's covenants or agreements made herein or in connection herewith or if any representation or warranty of APT made herein or in connection herewith proves to be materially inaccurate or misleading, and such violation, breach or misrepresentation cannot be cured by APT by September 30, 1999; or

         (d) Subject to the provisions of Section 12.2, by APT, by written notice to Loral, if there has been a material violation or breach of any of Loral's covenants or agreements made herein or in connection herewith or if any representation or warranty of Loral made herein or in connection herewith proves to be materially inaccurate or misleading, and such violation, breach or misrepresentation cannot be cured by Loral by September 30, 1999.

         Section 12.2. Effect of Termination. If this Agreement is terminated as provided in Section 12.1, there shall be no liability or obligation on the part of any party hereto (or any of their respective officers, directors or employees) except that if Loral terminates this Agreement pursuant to Section 12.1(c) or APT terminates this Agreement pursuant to Section 12.1(d), the non-terminating party shall remain liable for any breach hereof.

         Section 12.3.     Failure to Pay Lease Price.

         (a) If Loral shall default in payment of the Lease Price (the "Defaulted Payment Amount") for a period in excess of 30 calendar days ("Payment Default") and such Payment Default shall not have been cured by Loral within 15 calendar days from the date it receives notice from APT of such Payment Default, then Loral's rights to lease the Satellite under this Agreement shall be suspended, and APT shall have the right to re-occupy the Satellite from Loral as set forth herein, until such time as APT shall have received payments under Customer Contracts relating to the Satellite in an amount equal to the Defaulted Payment Amount plus interest thereon as set forth in Section 12.4 (the "Make Whole Amount") and at such time as APT shall have received the Make Whole Amount (the "Make Whole Date"), Loral shall thereafter have the right to re-occupy the Satellite from APT and to continue with the lease of the Satellite as set forth hereunder. In the event APT shall exercise its rights under this Section 12.3, APT shall (i) continue to provide transponder capacity and related TT+C under the existing Customer Contracts then in effect with respect to the Satellite and in return therefor shall be entitled to the lease payments thereunder and (ii) shall be further entitled to enter into lease agreements (the "Suspension Contracts") relating to vacant transponders on the Satellite at prevailing market rates and terms if it has not recovered the Make Whole Amount by the three-month anniversary following the date APT shall have re-occupied the Satellite pursuant to this Section 12.3. Following the Make Whole Date, APT shall cause the Suspension Contracts to be novated to Loral and if such Suspension Contracts cannot be novated, then APT and Loral shall enter into arrangements with respect to such Suspension Contracts consistent with those set forth in Section 9.14.

         (b) Nothing in this Section 12.3(a) shall prevent APT from pursuing all other remedies available to it to recover payment of the Defaulted Payment Amount from Loral following expiration of the cure period described in Section 12.3(a) above provided however that once APT shall have received the Make Whole Amount (whether pursuant to the receipt of payments from Customer Contracts as set forth in Section 12.3(a) above or pursuant to its exercise of remedies), Loral shall have the right to re-occupy the Satellite and continue with the lease thereof as described in Section 12.3(a) above.

         Section 12.4. Interest. Loral shall pay APT interest of 12% per annum in respect of any Defaulted Payment Amount, which interest shall be calculated on a daily basis from the date of the Payment Default.

                                  ARTICLE XIII

                                  MISCELLANEOUS

         Section 13.1. Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, sets forth the entire agreement and understanding among the parties and merges and supersedes all prior discussions, agreements and understandings of every kind and nature among them as to the subject matter hereof, and no party shall be bound by any condition, definition, warranty or representation other than as expressly provided for in this Agreement or as may be on a date on or subsequent to the date hereof duly set forth in writing signed by each party which is to be bound thereby. Unless otherwise expressly defined, terms defined in the Agreement shall have the same meanings when used in any Exhibit or Schedule and terms defined in any Exhibit or Schedule shall have the same meanings when used in the Agreement or in any other Schedule. This Agreement (including the Exhibits and Schedules hereto) shall not be changed, modified or amended except by a writing signed by each party to be charged and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by each party to be charged.

         Section 13.2. Benefit of Parties; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. The Agreement may not be assigned by Loral or APT except with the prior written consent of the other party except that Loral may assign this agreement to an Affiliate without the consent of APT. Nothing herein contained shall confer or is intended to confer on any third party or entity which is not a party to this Agreement any rights under this Agreement.

         Section 13.3 Notices. Any notice, request, demand, waiver, consent, approval or other communication required or permitted to be given hereunder shall be in writing and shall be delivered by hand or telecopied or sent by facsimile with confirmation receipt, or sent, postage prepared, by registered, certified or express mail or reputable overnight courier service, return receipt required, as follows:

                  If to Loral, to:
                  Loral Space & Communications Ltd.
                  c/o Loral SpaceCom Corporation
                  600 Third Avenue
                  New York, NY 10016
                  Facsimile No.:    212-338-5350

                  Attention:        Eric J. Zahler




                  If to APT, to:
                  APT Satellite Company Limited
                  c/o APT Satellite Holdings Limited
                  Rooms 3111-3112
                  One Pacific Place

                  88 Queensway
                  Hong Kong
                  Facsimile No.:    852-2522-0419

                  Attention:        Professor Bao Miao Qin


or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed given when so delivered by hand or telecopied or faxed, or five Business Days after being so mailed (two Business Days in the case of express mail or overnight courier service).

         Section 13.4. Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the State of New York without giving effect to choice of law principles.

         Section 13.5. Dispute Resolution. In the event that a dispute arises in connection with this Agreement, Loral and APT shall attempt to resolve such dispute through friendly consultation. If the parties are unable to resolve the matter in dispute through consultation within thirty (30) days following the date on which one party's request for consultation is delivered to the other party, the parties shall resolve the dispute through arbitration. The party shall submit the dispute to arbitration in Singapore to the Singapore International Arbitration Centre for resolution in accordance with the arbitration rules of that body, in which case (i) there should be three (3) arbitrators (one appointed by each party and the third arbitrator appointed by the Singapore International Arbitration Centre), (ii) all proceedings in any such arbitration shall be conducted in English, and (iii) any such arbitration award shall be final and binding on the parties. The arbitrators may not limit, expand or otherwise modify the terms of this Agreement or award exemplary or punitive damages or attorney's fees. The arbitrators shall apply the substantive (not the conflicts) law of the state specified in the choice of law provision set forth elsewhere in this Agreement. The award shall be in Dollars. Judgment upon the award rendered in the arbitration may be entered in any court having jurisdiction thereof. Each party shall bear its own expenses (including attorney's fees) and an equal share of the expenses of the arbitrators and the fees of the Singapore International Arbitration Centre. The parties, their representatives, other participants and arbitrators shall hold the existence, content and result of the arbitration in confidence. Nothing in this clause shall be construed to preclude any party from seeking injunctive relief in order to protect its rights pending arbitration. A request by a party to a court for such injunctive relief shall not be deemed a waiver of the obligation to arbitrate.

         Section 13.6. Set-off. Each of APT and Loral (in either case, the "Offsetting Party"), in addition to (and without limitation of) any right or counterclaim it may have, may offset and apply any credits, indebtedness or claims at any time held or owing by the other Party (the "Notified Party") to the Offsetting Party under this Agreement, against or on account of the obligations and liabilities of the Offsetting Party to the Notified Party arising under this Agreement or other Transaction Documents. The Offsetting Party shall provide to the Notified Party a certificate executed by a duly authorized officer of the Offsetting Party setting forth in reasonable detail the Offsetting Party's calculation in good faith of the amount of such credits, indebtedness and claims. The exercise of such right of set-off by the Offsetting Party in good faith, whether or not ultimately determined to be justified, will not constitute a breach of this Agreement or other Transaction Documents by the Offsetting Party.

         Section 13.7. Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         Section 13.8. Pronouns. Whenever the context requires, the use in this Agreement of a pronoun of any gender shall be deemed to refer also to any other gender, the use of the singular shall be deemed to refer also to the plural and the use of the plural shall be deemed to refer also to the singular.

         Section 13.9. Headings. The headings in the sections and Schedules of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof. The words "herein," "hereof," "hereto" and "hereunder," and other words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement.

         Section 13.10. Expenses. Except as specifically provided otherwise in this Agreement, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel, accountants and financial advisors.

         Section 13.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first written above.

                                   LORAL ASIA PACIFIC SATELLITE (HK) LIMITED

                                   By:      /S/ Nicholas C. Moren
                                            -----------------------------------
                                            Name:   Nicholas C. Moren
                                            Title:  Senior Vice President and
                                                    Treasurer

                          APT SATELLITE COMPANY LIMITED

                                   By:      /S/ He Ke Rang
                                            -----------------------------------
                                            Name:    He Ke Rang
                                            Title:   Vice Chairman and President